FOR IMMEDIATE RELEASE
Worldwide Media and Investor Contact:	Media Contacts:
Ria Marie Carlson, +1 714.382.4400	Jennifer Baier, 714.382.2692 (North America)
ria.carlson@ingrammicro.com	jennifer.baier@ingrammicro.com
Hannah Watterson, +61 2 9437 6122 (Australia)
hannah.watterson@watterson.com.au
Investor Contact:	Chris Arscott, +65 6393 1886 (Asia)
Kay Leyba, +1 714.382.4175	chris.arscott@ingrammicro-asia.com
kay.leyba@ingrammicro.com	Tom Kraabel, +65 6393 1795 (Asia)
tom.kraabel@ingrammicro-asia.com

INGRAM MICRO COMPLETES ACQUISITION OF TECH PACIFIC

Company Strengthens Presence, Profitability in Growing Asia-Pacific Region

Enhancements to Fiscal Year 2005 Earnings Expected

          SANTA ANA, Calif., November 15, 2004 – Ingram Micro Inc. (NYSE:IM) today announced the completion of its acquisition of Tech Pacific, creating Asia-Pacific’s largest technology distributor with operations in nine countries and a portfolio of products and services unparalleled in the region.

          “With this acquisition, Ingram Micro’s presence in the growing Asia-Pacific region has strengthened significantly,” said Kent Foster, chairman and chief executive officer, Ingram Micro Inc. “We now have a profitable, powerful engine in a growing part of the world – complementing our strong operations in North America, Europe and Latin America – while enhancing our role as the only global IT distributor.”

          Ingram Micro and Tech Pacific were the two leading technology distributors in the Asia-Pacific region. The combined organization, with regional headquarters in Singapore, is the only global technology distributor in the region. It is the market leader in Australia, Hong Kong, India, Malaysia, New Zealand and Singapore, with additional operations in China, Thailand and Sri Lanka.

Financial Highlights

The purchase price was Australian $700 million (approximately US $530 million), consisting of cash and the assumption of Tech Pacific debt, before direct costs of the acquisition and subject to a final determination of net asset value.

Accretion to Ingram Micro’s earnings, excluding integration costs, is expected to be approximately $0.01 per share in the fourth quarter 2004 and $0.10 per share for fiscal year 2005.

The acquisition was financed from available cash-on-hand and debt from the company’s current capacity. Acquisition-related interest costs for fiscal year 2005 are expected to be approximately $26 million.

Incremental revenues for the fourth quarter 2004 are estimated at $350 million. For fiscal year 2005, incremental revenues are estimated at $2.5 billion, which are net of expected revenue reductions of approximately $400 million due to overlapping markets in countries with combined operations. Operating margins on the 2005 net incremental revenues are expected to be approximately two percent, before integration costs. The two-percent operating margin estimate reflects $4 million in estimated amortization of acquired intangibles, partially offset by cost and operational synergies.

Integration expenses are expected to be approximately $15 million, which will be substantially recognized through fiscal year 2005. Costs recorded in any individual period may vary depending on the timing of certain actions. In 2006, additional synergies and savings from these integration efforts aggregating $7 million are expected.

The company’s currency hedge related to the Australian dollar-denominated purchase resulted in a cumulative foreign-exchange gain of $23.2 million, of which $4.3 million was recorded in the third quarter of 2004. The remaining gain of $18.9 million will be recorded in the fourth quarter of 2004.

All forward-looking assumptions above assume a currency exchange rate of 0.75 United States dollars for each Australian dollar.

      “This acquisition doubles the size of our Asia Pacific business and provides us with a solid platform for growth,” said Greg Spierkel, president, Ingram Micro Inc. “We’re pleased with Tech Pacific’s performance, which continued to excel in 2004. For the first nine months of this year, its sales increased 16% over the same period last year, with operating margins slightly above 200 basis points. Every country-based business unit generated an operating profit.”

Outlook for the Fourth Quarter

          The company updated its guidance for the fourth quarter 2004, which ends January 1, 2005, to reflect forecasted results of the combined organization. Statements relating to the guidance are forward-looking and actual results may differ materially, as outlined in the company’s periodic filings with the Securities and Exchange Commission.

          Sales for the fourth quarter are expected to range from $7.0 billion to $7.25 billion, with net income (excluding integration costs) ranging from $53 million to $59 million, or $0.32 to $0.36 per share based on 162 million weighted average shares outstanding. Earnings per share under generally accepted accounting principles (GAAP) may be reduced by the costs associated with the integration of the Tech Pacific business during that period. At this time, the company cannot determine the amount or timing of such costs.

Organization

          The management team for the combined organization has been appointed, with Alain Monié continuing to lead the region as president.

          Reporting to Monié are key functional and regional executives selected from both companies. Shailendra Gupta, former chief executive officer of Tech Pacific, is chief operating officer of all countries except China, while Meinie Oldersma continues as chief operating officer of the People’s Republic of China and Hong Kong. Guy Freeland and Ramesh Nair were named chief financial officer and chief information officer, respectively, titles they previously held for Tech Pacific. Ingram Micro Asia-Pacific executives Laurence O’Laughlin, chief legal counsel, and Tom Kraabel, senior human resources director, will continue in those positions for the new organization.

          Managing directors of each country will be named soon, explained Spierkel, while the majority of the other integration activities will be completed by the end of next year. “Our objective is to ensure a smooth transition, with minimal disruption to our associates, customers and other business partners,” he added.

          Foster agreed. “Our company is known for taking a thoughtful, methodical approach that ensures long-term success,” he said. “Over the coming months, we will develop an infrastructure designed to drive sustainable, profitable growth for our Asia-Pacific business.”

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

          The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (3) failure of information processing or data security systems could result in significant disruption of business and/or additional costs to Ingram Micro; (4) worsening economic conditions globally or in particular geographic regions, such as the Asia-Pacific region (particularly in purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (5) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (6) delays or failure to achieve the benefits of process or organizational changes we may implement in the business; (7) disruptions in business operations due to reorganization activities and/or increased or unanticipated costs related to such changes, as well as compliance with regulatory requirements such as the Sarbanes-Oxley Act of 2002; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions and, in particular, our acquisition of Tech Pacific; (17) unanticipated costs or liabilities and failure to retain key personnel in connection with our acquisition of Tech Pacific or other acquisitions; (18) future periodic assessments required by current or new accounting standards, which may result in additional charges; and (19) dependence on independent shipping companies.

          Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended January 3, 2004; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

          As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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